Exhibit 2.2

EXECUTION VERSION

Dated

18 April 2017

between

THE WARRANTORS

and

BUYER

MANAGEMENT WARRANTY DEED

relating to the sale and purchase of

LATIMER NEWCO 2 LIMITED

i

TABLE OF CONTENTS (continued)

Page
SCHEDULE 5 PROPERTIES	62

Part A: Freehold Property	62

Part B: Leasehold Property	63

ii

THIS DEED (the “Deed”) is made on 18 April 2017 between the following parties:

(1)	The persons whose names and addresses are set out in Schedule 1 (together the “Warrantors” and each a “Warrantor”); and

(2)	WESTMINSTER ACQUISITION LIMITED, a company registered in England and Wales under number 10694659 which has its registered office at 100 New Bridge Street, London, EC4V 6JA (the “Buyer”).

BACKGROUND

(A)	On or around the date of this Deed, the Buyer and the Sellers have entered into a sale and purchase agreement in respect of the Shares (the “Sale and Purchase Agreement”).

(B)	In connection with the Sale and Purchase Agreement, each of the Warrantors has agreed to provide the Warranties to the Buyer in accordance with the terms of this Deed.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Deed (including its Recitals and Schedules):

“Accounts” means the audited consolidated accounts of the Group comprising a balance sheet as at, cash flow statement and a profit and loss account for the accounting period ended on, the Accounts Date, together with the explanatory notes in respect of such accounts and the auditors’ and directors’ reports and notes on such accounts as found at document 2.1.1.3 of the Data Room;

“Accounts Date” means 2 January 2016;

“Act” means the Companies Acts 2006;

“Agreed Form” means a form agreed between the parties on or prior to the date of this Agreement, and for the purposes of identification initialled (or signed) by or on behalf of the parties;

“Associated Person” means, in relation to a company, any person (whether a director, officer, employee, consultant, agent, subsidiary or other person associated with that company) who performs or has performed services for or on behalf of that company;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales, the United States of America (New York) and the People’s Republic of China (including the Hong Kong Special Administrative Region) on which banks are open for the transaction of general commercial business;

“Buyer’s Group” means the Buyer, each of its parent undertakings and each of its and their respective subsidiaries and subsidiary undertakings from time to time (which following Completion shall include the Company and each member of the Group) and “Buyer Group Company” shall be construed accordingly;

“Claim” means any claim, proceeding, suit or action in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Deed against any Warrantor (including any Warranty Claim) excluding, for the avoidance of doubt, any claim under the Tax Deed;

“Code” means the US Internal Revenue Code of 1986, as amended;

“Company” means Latimer Newco 2 Limited, further details of which are set out in Part A of Schedule 4;

“Completion” has the meaning given to it in the Sale and Purchase Agreement;

“Connected Person” means:

(a)	in the case of a person which is a body corporate, any subsidiary or parent company of that person and any subsidiary of any such parent company, in each case from time to time;

(b)	in the case of a person who is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is a settler; and

(c)	in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person or persons, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership;

“Consideration” has the meaning given to it in the Sale and Purchase Agreement;

“Contingent Claim” has the meaning given to it in paragraph 5.5 of Schedule 3;

“Corruption Laws” means the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 or any other applicable law of similar effect governing official or commercial corruption, in each case, as amended from time to time;

“Data Room” means the electronic data room in respect of the Group operated by Merrill, the contents of which are listed in the index annexed to the Disclosure Letter and a copy of which, as at 12 April 2017, has been delivered to the Buyer on a USB stick on or prior to the date of this Deed;

“December 2016 Management Accounts” means the unaudited consolidated accounts of the Group comprising a balance sheet, a cash flow statement and a profit and loss account for the accounting period ended on 31 December 2016 a copy of which are contained at document 2.2.15.1.12 of the Data Room;

“Disclosed” means fairly disclosed to the Buyer in the Disclosure Letter or the Disclosure Documents (including, without limitation, the Data Room) with sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter disclosed;

“Disclosed Schemes” has the meaning given in paragraph 13.1 of Schedule 2;

“Disclosure Documents” means the Due Diligence Reports, the documents indexed in or attached to the Disclosure Letter and the contents of the Data Room, together with any documents or information deemed to be disclosed in the Disclosure Letter;

“Disclosure Letter” means the letter dated on or about the date of this Deed from the Warrantors to the Buyer relating, among other things, to the Warranties, the receipt of which has been acknowledged by the Buyer;

“Due Diligence Reports” means:

(a)	the Project Westminster Phase 2 Financial Vendor Due Diligence report produced by Pricewaterhouse Coopers LLP and dated 17 April 2017; and

(b)	the Project Westminster Tax Vendor Due Diligence report produced by Pricewaterhouse Coopers LLP and dated 17 April 2017,

in each case in the Agreed Form;

“Encumbrance” means any mortgage, charge, assignment, lien, option, restriction on equity, right of first refusal or pre-emption, claim or other third party right or interest or assignation, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Environment” means any and all organisms (including man), ecosystems, property and the following media:

(a)	air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground);

(b)	water (including water under or within land or in drains or sewers and coastal and in-land waters); and

(c)	land (including land under water);

“Environmental Laws” means all applicable statutes and other laws which have as a purpose or effect the protection of the Environment and/or the prevention of Harm and/or the provision of remedies in respect of Harm and are in force and binding on the relevant member of the Group at the date of this Deed and excluding, for the avoidance of doubt, any of the foregoing relating to worker health and safety or town and country planning;

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended;

“Food Laws” means all applicable laws, policy, regulation, procedure or compliance guidance of the UK Food Standards Agency, the US Food and Drug Administration, the Federal Trade Commission, or any other Regulatory Authority relating to the production, manufacture, processing, labelling, promotion, sale, distribution, transportation, holding, safety or efficacy of the products of the Group or their regulation regarding food hygiene, temperature control, samples and analyses, food packaging, GM Food, chemical safety, biological safety, traceability, certification, and information to consumers;

“Group” means the Company and the Subsidiaries and “Group Company” or “member of the Group” shall mean any one of them and for the purposes of warranties at paragraphs 12.3, 12.4, 12.5, 13.2, 13.4, 18 and 19 of Schedule 2 of this Deed shall include the Joint Venture Companies;

“Harm” means harm or damage to, or other interference with, the Environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of humans, includes offence caused to any of their senses or harm or damage to their property;

“Hazardous Substance” means any substance, material, liquid, solid, gas or other matter of whatsoever nature, which is an actual or likely cause of or is otherwise capable of causing Harm or is regulated under Environmental Laws;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Intellectual Property” shall mean (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and similar designations of origin, together with the goodwill connected with the use of and symbolized by, and any registrations and applications for any of the foregoing; (b) internet domain names, URLs, website content, social media accounts, content handles, identifiers or similar; (c) marketing and advertising materials, works of authorship (whether or not copyrightable) and copyrights, and all registrations and applications for such copyrights and any renewals or extensions thereof; (d) rights in inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), applications for patents, utility models, industrial designs, and any renewals, extensions or reissues thereof; (e) rights in non-public information, trade secrets, know-how, formulae, recipes, methods, processes, procedures, research records, records of inventions, test information, market surveys, and confidential information, whether patentable or not, and rights to limit the use or disclosure thereof by any person; (f) software, including data files, source code, object code, application programming interfaces, and related specifications and documentation; (g) image rights, rights of publicity; (h) rights to sue for passing off and/or unfair competition; and (i) any claims or causes of action (pending, threatened or which could be filed) by a party to the Transaction Documents against third parties arising out of or related to any infringement or misappropriation of any of the foregoing; and all other similar or equivalent rights subsisting now or in the future in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of and rights to claim priority from such rights for their full term;

“IT Systems” means the computer hardware, data processing systems, computer software, networks and other peripherals used in the business of the Group at the date of this Deed;

“Joint Venture Agreements” means the joint venture agreements in folders 4.17 and 4.20 of the Data Room;

“Joint Venture Companies” means those companies listed in Part C of Schedule 4 and “Joint Venture” shall mean any one of them;

“Leakage” has the meaning given to it in the Sale and Purchase Agreement;

“Leased Assets” has the meaning attributed to it in paragraph 17.3;

“Licences” has the meaning given in paragraph 7.1 of Schedule 2;

“Locked Box Accounts” means the unaudited accounts of the Group, consisting of a balance sheet as at the Locked Box Date in the Agreed Form;

“Locked Box Date” means 31 December 2016;

“Management Accounts” means the unaudited monthly management accounts of the Group for the period commencing on the Locked Box Date and ending on the Management Accounts Date in the Agreed Form;

“Management Accounts Date” means 31 January 2017;

“Material Assets” has the meaning given in paragraph 17.1 of Schedule 2;

“Material Contract” means any contract which had an aggregate cost, benefit or value to the Group of more than £5,000,000 over the 12 month period prior to the Locked Box Date;

“Material Proceedings” has the meaning given in paragraph 18.3 of Schedule 2;

“Notice” has the meaning given to it in Clause 11;

“Permitted Leakage” has the meaning given to it in the Sale and Purchase Agreement;

“Pre-Contractual Statement” means any statement, representation, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in any case whether oral, written, express or implied, and whether negligent or innocent) made, given or agreed to by any person (whether a party to this Deed or not) before the execution of this Deed;

“Properties” means each of the freehold and leasehold properties listed in Schedule 5 and “Property” shall mean any one of them;

“Regulatory Authority” means any supra national, national, state, municipal, federal, regional, public or local government (including any subdivision, court, administrative agency, department, instrumentality or commission or other authority of the same) or any quasi governmental, statutory or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

“Relevant Accounting Standards” means, in relation to the Accounts or any balance sheet or profit and loss account of any company or other entity, any of the following in force on the date of the Accounts or such balance sheet or profit and loss account, namely any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Urgent Issues Task Force Abstract or Statement of Recommended Practice issued by the UK Accounting Standards Board (or any successor body) or any committee of it or body recognised by it and, to the extent that any member of the Group is not required to comply with any of the foregoing, the relevant accounting standards applicable to that member of the Group;

“Restricted Person List” means any list of sanctioned parties or designated parties maintained by the U.S., E.U. or U.K., including U.S. OFAC’s Specially Designated Nationals and Blocked Persons List, U.S. Commerce’s Denied Persons List, the U.S. Commerce Entity List, the U.S. Department of State’s Debarred List and U.K. HM Treasury’s Consolidated List of Asset Freeze Targets;

“Sale and Purchase Agreement” has the meaning given in Recital (A);

“Seller Claims” has the meaning given to it in the Sale and Purchase Agreement;

“Sellers” has the meaning given to it in the Sale and Purchase Agreement;

“Senior Employees” means those employees of the Group earning more than £100,000 per annum (or equivalent in any other currency);

“Shares” means all of the allotted and issued shares in the Company, as set out in Part A of Schedule 4;

“Subsidiaries” means those companies listed in Part B of Schedule 4 and “Subsidiary” shall mean any one of them;

“Sum Recovered” has the meaning given to it in paragraph 6.4 of Schedule 3;

“Tax” or “Taxation” have the meaning given to that term in the Tax Deed;

“Tax Authority” has the meaning given to that term in the Tax Deed;

“Tax Deed” has the meaning given to it in the Sale and Purchase Agreement;

“Tax Warranties” means those Warranties set out at paragraph 21 of Schedule 2;

“Transaction Documents” has the meaning given in the Sale and Purchase Agreement;

“U.S. Embargoed Territory” means any country or territory subject to comprehensive sanctions administered by U.S. OFAC including Sudan, North Korea, Syria, Iran, Cuba and Crimea;

“VAT” has the meaning given to that terms in the Sale and Purchase Agreement;

“Warranties” means the warranties set out in Schedule 2;

“Warrantors’ Representative” means Giles Michael Turrell and/or any other representative of the Warrantors appointed from time to time pursuant to Clause 5; and

“Warranty Claim” means a claim by the Buyer involving or relating to a breach of the Warranties;

1.2	In this Deed, unless the context otherwise requires:

1.2.1	a reference to this Deed shall include any recitals and schedules to it and any reference to a Recital, paragraph, Clause or Schedule, unless the context otherwise requires, is a reference to a recital, paragraph or clause of, or schedule to, this Deed;

1.2.2	references to a statute or statutory instrument shall include references to such statute or statutory instrument as amended, extended, modified, consolidated or re-enacted and to any subordinate legislation made under such statute before the date of this Deed save where such amendment, extension, modification, consolidation or re-enactment would extend or increase the liability of the Warrantors under this Deed;

1.2.3	references to a “person” includes any individual, company, body corporate, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

1.2.4	references to one gender includes all genders, and references to the singular includes the plural and vice versa;

1.2.5	headings are inserted for convenience only and shall be ignored in construing this Deed;

1.2.6	the words “company”, “subsidiary”, “subsidiary undertaking”, “parent undertaking” and “holding company” have the meanings given to them by the Act, except that where a holding company creates security over the shares of a subsidiary (including, without limitation, the Subsidiaries) that subsidiary shall not cease to be such solely as a result of the creation of the security;

1.2.7	references to a “company” shall also be construed to include any other company, corporation or body corporate wherever and however incorporated or established;

1.2.8	words immediately following the words “including”, “includes” or “in particular” shall be construed as being by way of illustration and shall not be construed as limiting the generality of any foregoing words;

1.2.9	a reference to writing or written includes any method of representing or reproducing words in a legible form;

1.2.10	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.2.11	references to time of the day are to London time.

1.3	The obligations of each Warrantor under this Deed are entered into individually by the Warrantor on his own behalf and are made severally and separate from any obligation entered into by any other Warrantor. No claim can be made against a Warrantor in respect of any breach of this Deed by any other Warrantor other than in respect of the Warrantor’s own breach.

2.	WARRANTIES

2.1	Subject to Clauses 2.2, 2.3, 3 and 4, each Warrantor severally warrants to the Buyer that each of the Warranties is true and accurate as at the date of this Deed.

2.2	Each of the Warranties is given subject to and is qualified by:

2.2.1	the matters Disclosed; and

2.2.2	any limitations and exclusions expressly provided for in this Deed, including, without limitation, those set out in Schedule 3.

2.3	Each Warrantor shall only be liable for breach of a Warranty to the extent that he was actually aware as at the date of this Deed of the facts, matters and/or circumstances giving rise to such breach, and for these purposes the “actual awareness” of each Warrantor shall be interpreted to mean:

2.3.1	those facts, matters and circumstances of which each of the other Warrantors is actually aware; and

2.3.2	those facts, matters and circumstances of which a Warrantor is actually aware, having made due enquiry of each of Ravi Tara (Head of Group Finance), Paul Tonks (Head of Strategy), Patrick Rigby (Group Operations Director), Chris Thomas (General Counsel), Colm O’Dwyer (General Manager Drinks), David Tolson (Interim Head of Technical), Steve Van Tassel and Brad Challifoux (CEO & CFO North America), Darryl Burgess (Head of Sales—Channels), Emma Varlow (Head of Sales—Own Label & Support Brands), Richard Spaughton (Head of Sales—Grocery), John Shi (China GM), Danny Singh (Head of Finance UK), Logan Tweedie (IT& Business Systems). For the avoidance of doubt, nothing in this Clause 2.3.2 shall include any implied or constructive awareness.

2.4	Each of the Warranties shall be construed as a separate and independent warranty and, save as expressly provided otherwise in this Deed, shall not be limited by reference to or inference from any other Warranty.

2.5	The Warranties shall not be extinguished or affected by Completion.

2.6	For the avoidance of doubt, no Warranty, express or implied, is given in relation to any information or expression of opinion, intention or expectation or any forecast or projection contained or referred to in the Disclosure Letter or the Disclosure Documents.

2.7	The Warrantors shall not be liable for any losses arising under a Claim to the extent Robert V. Vitale, Jeff A. Zadoks, and Diedre J. Gray is actually aware as at the date of this Deed: (a) of the fact, matter, event or circumstance which is the subject matter of the Claim; and (b) that those facts, matters and/or circumstances are reasonably likely to give rise to a Claim.

2.8	Save in the case of fraud, each Warrantor agrees not to bring a claim against a Group Company or a director, officer or employee of a Group Company in respect of a misrepresentation, inaccuracy, error or omission in or from any information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting the Warrantor to give the Warranties or to prepare the Disclosure Letter, save that nothing in this Clause 2.8 shall prevent any Warrantor from bringing a claim against another Warrantor.

2.9	The parties agree that only the Warranties given in respect of Tax are the Tax Warranties and each of the other Warranties shall be deemed not to be given in relation to Tax.

3.	LIMITATIONS ON LIABILITY

The liability of the Warrantors under this Deed shall be limited by the limitations set out in Schedule 3.

4.	EFFECT

4.1	This Deed shall only become effective upon, and subject to, Completion having occurred in accordance with the terms of the Sale and Purchase Agreement, such that no Claim may be brought by the Buyer unless and until Completion has occurred in accordance with the terms of the Sale and Purchase Agreement.

4.2	If the Sale and Purchase Agreement is terminated or rescinded for any reason, then save for Clauses 7 (Announcements), 8 (Confidentiality), 9 (Assignment), 10 (Costs and Expenses), 11 (Notices), 13 (Entire Agreement), 14 (Variation) to 17 (Third Parties) (inclusive) and 19 (Governing Law and Jurisdiction), this Deed shall automatically and immediately terminate and cease to be of any effect whatsoever and the Warrantors shall have no liability under or in connection with this Deed.

4.3	Notwithstanding Completion, the terms of this Deed shall continue in full force and effect and the remedies of the Buyer in respect of any breach of the Warranties shall continue to subsist (except as otherwise expressly provided), subject to the limitations contained in this Deed (including in Schedule 3).

5.	WARRANTORS’ REPRESENTATIVE

5.1	The Warrantors shall appoint one person (being a Warrantor) from time to time to be the representative of the Warrantors for the purposes described in Clause 5.2.

5.2	Each Warrantor irrevocably appoints the Warrantors’ Representative as the sole representative of such Warrantor with full authority to act on his behalf and in his name for all purposes under this Deed, including for the purposes of:

5.2.1	accepting notices on behalf of such Warrantor in accordance with Clause 11;

5.2.2	granting any consent or approval on behalf of such Warrantor under this Deed;

5.2.3	negotiating and/or agreeing and/or settling any Claim or agreeing any other matter referred to in or contemplated by this Deed; and

5.2.4	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Deed to be performed by such Warrantor or the Warrantors’ Representative on behalf of such Warrantor, in each case, as the Warrantors’ Representative, acting in good faith, considers necessary or desirable. Each Warrantor agrees to be bound by each act, agreement, approval, consent and decision of the Warrantors’ Representative in relation to any such matter and the Buyer shall have no duty or be obliged to enquire further.

5.3	Insofar as any loss, damage or other liability of any Warrantor is incurred or is increased as a result of any act, omission, agreement, approval, consent or decision of the Warrantors’ Representative, in each case acting in good faith in the proper execution and discharge of his appointment as Warrantors’ Representative under this Deed, the Warrantors’ Representative shall not be responsible for, nor shall he have any liability to any such Warrantor in relation to, any loss, damage or other liability or increased loss, damage or other liability. The Warrantors’ Representative shall have no power or authority to agree to any variation of the terms of this Deed on behalf of any other Warrantor or be authorised to execute any such variations on behalf of any other Warrantor.

5.4	A majority of 75% of the Warrantors may remove or replace the Warrantors’ Representative and appoint a substitute by notice in writing to the Buyer. The provisions of this Clause 5 shall apply mutatis mutandis in respect of any persons so appointed. The first Warrantors’ Representative shall be Giles Michael Turrell and he confirms his willingness to act as the Warrantors’ Representative upon and subject to the terms of this Deed.

6.	PAYMENTS

6.1	Any payment made by a Warrantor to the Buyer in respect of a Claim shall be treated, so far as possible, by the Buyer and such Warrantor as a reduction of the consideration received by such Warrantor pursuant to the Sale and Purchase Agreement.

6.2	Save as otherwise provided in this Deed, any payment to be made by any party under this Deed shall be made in full without any set off, restriction, condition or deduction for on or account of any counterclaim.

7.	ANNOUNCEMENTS

Except as permitted under the Sale and Purchase Agreement, no party shall make or issue any announcement or statement (nor permit any person connected with it to make or issue any announcement or statement) concerning the existence or subject matter of this Deed.

8.	CONFIDENTIALITY

8.1	Subject to Clause 8.2, each party shall treat as strictly confidential and shall not disclose or use any information received or obtained as a result of entering into or performing this Deed which relates to:

8.1.1	any other party or its Connected Persons;

8.1.2	the provisions or the subject matter of this Deed or any claim or potential claim under this Deed; or

8.1.3	the negotiations relating to this Deed.

8.2	Clause 8.1 shall not prohibit disclosure or use of any information by any party, if and to the extent that:

8.2.1	the disclosure or use is required by applicable law or regulation or for the purpose of any judicial, arbitral or analogous proceedings;

8.2.2	the disclosure or use is required by any Tax Authority, securities exchange or Regulatory Authority to which any party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

8.2.3	the disclosure or use is required to vest the full benefit of this Deed in any party;

8.2.4	the disclosure is made to any member of its group provided such member agrees to keep the same strictly confidential;

8.2.5	the disclosure is made to professional advisers, auditors and/or bankers of any party on a need to know and strictly confidential basis;

8.2.6	the information has come into the public domain through no fault of that party or any person to whom such confidential information has been disclosed; or

8.2.7	the Buyer (in the case of disclosure by any Warrantor) or the Warrantors’ Representative (in the case of disclosure by the Buyer) has given prior written approval to the disclosure or use (such consent not to be unreasonably withheld or delayed), provided that prior to disclosure or use of any information pursuant to Clause 8.2.1 or 8.2.2, the party concerned shall promptly notify or procure the notification of the other parties of such requirement with a view to providing (if reasonably practicable and legal to do so) the other parties with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use; provided further, that the Buyer or its direct or indirect parent corporation shall not be required to give notice to, or obtain the agreement of, the Warrantors’ Representative or any Warrantor with respect to any announcement, disclosure or filing by any of them pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the applicable rules of the New York Stock Exchange. The Warrantors acknowledge that the Buyer or its direct or indirect parent corporation shall file copy a copy of the this Deed in connection with the current report on SEC Form 8-K disclosing the Buyer’s entry into the Sale and Purchase Agreement.

9.	ASSIGNMENT

9.1	Subject to Clause 9.2 below, no party may assign or transfer any of its rights or obligations under this Deed without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

9.2	The Buyer may assign its benefits under this Deed to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Buyer of the transaction contemplated by the Sale and Purchase Agreement provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security.

9.3	Without prejudice to the provisions of Clause 9.2 above, the parties hereby agree that where the Buyer assigns its benefits under this Deed (whether in whole or in part) to any such person as is referred to in Clause 9.2 above, the rights of the Warrantors under this Deed against the Buyer’s Group shall be no less than such rights would have been had the assignment not occurred and the obligations or liabilities of the Warrantors under this Deed (including in respect of Tax) shall be no greater than such obligations or liabilities would have been had the assignment not occurred.

10.	COSTS AND EXPENSES

Except where this Deed and/or any other Transaction Document provides otherwise, each party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Deed (and the documents referred to in this Deed) or otherwise incurred in relation to the transactions contemplated by the Sale and Purchase Agreement.

11.	NOTICES

11.1	Form of Notice

Any notice or other communication to be given or made under or in connection with this Deed (each a “Notice”) must be given in writing to the party due to receive such Notice and must be signed by or on behalf of the person giving it.

11.2	Method of Service

A Notice must be served in one of the following ways:

11.2.1	by hand – by hand to the relevant address specified in Clause 11.5; or

11.2.2	by post – by prepaid first-class post to the relevant address specified in Clause 11.5; or

11.2.3	by airmail – by prepaid international airmail to the relevant address specified in Clause 11.5; or

11.2.4	by fax – by fax to the relevant fax number specified in Clause 11.5.

11.3	Deemed Delivery

Unless there is evidence that it was received earlier, a Notice is deemed given, as follows:

11.3.1	by hand – upon delivery, if delivered during a Business Day or at the start of the next Business Day, if delivered at any other time; or

11.3.2	by post – at the start of the second Business Day after the date of posting; or

11.3.3	by airmail – at the start of the fourth Business Day after posting; or

11.3.4	by fax – upon receipt by the sender of a transmission report (or other appropriate evidence) that the fax has been transmitted to the addressee.

11.4	In Clause 11.3, “during a Business Day” means any time between 9.30am and 5.30pm on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly

11.5	Address for Service

For the purposes of this Clause 11, the authorised address and fax number of:

11.5.1	each of the Warrantors or the Warrantors’ Representative:

the address set out against the name of each such person in column (2) of Schedule 1 with a copy (which shall not constitute notice) to:

Mills & Reeve LLP

Botanic House, 98 Hills Road

Cambridge

CB2 1PH

United Kingdom

Fax number: +44 1223 355848

For the attention of: Anthony McGurk

11.5.2	the Buyer:

Westminster Acquisition Limited

c/o Post Holdings, Inc.

2503 S. Hanley Road

St Louis, Missouri 63144

Fax number: +1 314 646 3367

For the attention of: Diedre J. Gray, SVP, General Counsel, Chief

Administrative Officer and Secretary

with a copy (which shall not constitute notice) to:

Lewis Rice LLC

600 Washington Avenue

Suite 2500

St Louis, Missouri 63101

Fax:+1 314 621 7671

For the attention of: Tom W. Zook

and

Baker & McKenzie LLP

100 New Bridge Street

London

EC4V 6JA

United Kingdom

Fax number: +44 (0) 20 7919 1999

For the attention of: Charles Whitefoord

11.6	Change of Details

A party may change its address or fax number for service provided that it gives each other party to this Deed not less than five clear Business Days’ prior notice in accordance with this Clause 11. Until the end of such notice period, service on either address shall remain effective.

12.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions in that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13.	ENTIRE AGREEMENT

13.1	This Deed and the other Transaction Documents (and any documents referred to in any such documents, including the documents in the Agreed Form) constitute the entire agreement and understanding of the parties and supersedes and extinguishes any previous agreements, arrangements and understanding between, or Pre-Contractual Statements made or given by or on behalf of, the parties (whether written or oral) relating to the transactions contemplated by the Sale and Purchase Agreement.

13.2	Each of the parties acknowledges and agrees that it does not rely, and has not relied on, or been induced to enter into this Deed and/or the other Transaction Documents by any Pre-Contractual Statement that is not expressly repeated in this Deed or in any of the other Transaction Documents.

13.3	The Buyer and the Warrantors agree that neither the Buyer (in the case of the Warrantors) nor any Warrantor (in the case of the Buyer) shall have any remedy or bring any action against the other party (whether in equity, contract or tort (including negligence), as the case may be), in relation to any Pre-Contractual Statements relating to the subject matter of this Deed and/or any other Transaction Documents except to the extent expressly repeated in this Deed and/or any other Transaction Document.

13.4	Nothing in this Clause 13 shall have the effect of limiting or restricting any liability arising as a result of fraud.

14.	VARIATION

No variation, supplement, deletion or replacement of or from this Deed or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

15.	WAIVER

Any waiver of a breach of any of the terms of this Deed or of any default under this Deed shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Deed.

16.	REMEDIES

16.1	Except as otherwise expressly provided in this Deed or expressly agreed by the parties in writing, no failure to exercise, nor any delay in exercising, on the part of any party, any right, power or remedy provided by law or under this Deed shall affect that right, power or remedy or operate as a waiver of it.

16.2	The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.3	No waiver of any right, power or remedy provided by law or under this Deed shall take effect unless it is in writing and signed by authorised representatives of the party giving the waiver.

16.4	Save in the case of fraud, the sole remedy for the Buyer for any breach of the Warranties or any other breach of this Deed (whether through negligence or otherwise) shall be an action for damages. No breach of any of the Warranties or any other breach of this Deed shall entitle the Buyer to rescind or terminate this Deed or otherwise treat it as terminated or to recover damages in tort or for misrepresentation and the Buyer waives all and any rights of recission in respect of this Deed that it may have other than in respect of fraud.

17.	THIRD PARTIES

Other than the third parties referred to in Clause 2.8 (which persons may directly enforce that Clause), a person who is not a party to this Deed may not enforce or enjoy the benefit of any term of this Deed under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any term of this Deed, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of this Deed.

18.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by each party on separate counterparts. Each counterpart is an original and all counterparts taken together shall constitute one and the same instrument.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing Law

This Deed and all matters arising from it (including all non-contractual obligations) are governed by English law.

19.2	Jurisdiction of English courts

The parties agree that:

19.2.1	the courts of England and Wales have exclusive jurisdiction to hear and decide any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligations arising out of or in connection with this Deed) (a “Dispute”); and

19.2.2	the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and, accordingly, will not argue to the contrary and for these purposes submit irrevocably to the exclusive jurisdiction of the courts in England and Wales.

20.	DELIVERY

This Deed is delivered on the date written at the start of this Deed.

SCHEDULE 1

WARRANTORS

(1) Name	(2) Address	(3) Relevant Proportion (%)	(4) Liability Cap
Giles Turrell		51.72	£1,138,000
Richard Martin		15.53	£342,000
Gareth Martin		10.34	£227,000
Sally Abbott		10.34	£227,000
Kevin Fawell		3.16	£70,000
Stuart Branch		8.91	£196,000
Total		100	£2,200,000

SCHEDULE 2

WARRANTIES

1.	Shares and Share Capital

1.1	No person has claimed any right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital in any Group Company.

1.2	Since the Locked Box Date, no Group Company has:

(a)	repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital; or

(b)	made, or resolved or agreed to make, any issue of shares or other securities by way of capitalisation of profits or reserves.

2.	Corporate Information

2.1	Each of the issued shares of the Subsidiaries has been properly allotted and issued and is fully paid up or credited as fully paid up.

2.2	Apart from the Subsidiaries, the Company does not own or have (and has not agreed to acquire) any interest of any nature whatsoever in any shares, debentures or other securities of any other body corporate.

2.3	The copy of the constitutional documents of each Group Company contained in the Data Room is accurate and complete.

2.4	The statutory books of each Group Company and all company registers and filings are up-to-date and contain in all material respects an accurate record of the matters which are required by law to be dealt with in them and no written notice or allegation that any of them is incorrect or should be rectified has been received by any Group Company.

2.5	No member of the Group has any liability to pay any amount to any of the Joint Venture Companies and/or to any of the other parties to the Joint Venture Agreements and/or their Connected Persons, other than (i) as set out in the Joint Venture Agreements and/or (ii) arising from trading in the ordinary course of business.

2.6	The business of the Joint Venture Companies has been carried on in the ordinary course and there is no fact, matter or circumstance in relation to any of the Joint Venture Companies which is likely to have a material adverse effect upon the business, assets, reputation or trading prospects of any other member of the Group.

3.	Accounts, Management Accounts and Locked Box Accounts

3.1	The Accounts:

(a)	have been prepared and audited in accordance with the Relevant Accounting Standards and the Act;

(b)	have been prepared, unless otherwise expressly stated in the Accounts, on a basis and using policies, practices, methods and estimation techniques consistent with that, adopted by the Group during the two preceding accounting periods; and

(c)	give a true and fair view of the affairs, assets and liabilities of the Group on a consolidated basis as at the Accounts Date and of its profit or loss and cash flows on a consolidated basis for the financial year ended on the Accounts Date.

3.2	Each of the December 2016 Management Accounts and the Management Accounts:

(a)	have been prepared in accordance with the same accounting policies, practices, methods and estimation techniques used in the preparation of the Accounts, with due care and on a basis consistent in all material respects with that adopted in the preparation of the Accounts; and

(b)	are not misleading in any material respect and do not materially overstate the value of the assets or materially understate the liabilities (actual, contingent or otherwise) of the Group as at:

(i)	in the case of the December 2016 Management Accounts, the Locked Box Date; and

(ii)	in the case of the Management Accounts, the Management Accounts Date.

In interpreting the statements in this paragraph 3.2, regard must be had to the purpose for which the December 2016 Management Accounts and the Management Accounts were prepared and the fact that they were not prepared to a statutory or audit standard.

3.3	The Locked Box Accounts:

(a)	have been prepared in accordance with the same accounting policies, practices, methods and estimation techniques used in the preparation of the Accounts, with due care and on a basis consistent in all material respects with that adopted in the preparation of the Accounts; and

(b)	are not misleading in any material respect and do not materially overstate the value of the assets or materially understate the liabilities (actual, contingent or otherwise) of the Group as at the Locked Box Date.

In interpreting the statements in this paragraph 3.3, regard must be had to the purpose for which the Locked Box Accounts were prepared and the fact that they were not prepared to an audit standard.

3.4	Accounting Records

All the books, ledgers and accounting and other financial records of each Group Company required to be kept by law or Relevant Accounting Standards or IFRS have been fully, properly and accurately kept and completed in accordance with the requirements of law, Relevant Accounting Standards and IFRS.

4.	Events since the Locked Box Date

4.1	Since the Locked Box Date:

(a)	the business of the Group as a whole has been carried on, in all material respects, in the ordinary course;

(b)	the Company has not, except in the ordinary and usual course of business consistent with past practice, acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature, in each case with a individual value of in excess of £1,000,000, and with an aggregate value in excess of £5,000,000;

(c)	no Group Company has offered or agreed to offer price reductions, discounts or allowances on sales of goods or services, nor provided them or agreed to provide them at less than cost, to an extent that may materially affect the profitability of the Group; and

(d)	there has been no material adverse change in the turnover or the financial or trading position of the Group as a whole.

4.2	Except as reflected in the Locked Box Accounts, no member of the Group has any material liabilities, other than liabilities (i) incurred in the ordinary course of business after Locked Box Date (none of which result from, arise out of, relate to, or are in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); (ii) incurred in connection with the transactions contemplated hereby or the Sale and Purchase Agreement; or (iii) that have been discharged or paid in full prior to the date hereof in the ordinary course of business and no Group Company has agreed to incur any such liability.

5.	Bank borrowings

5.1	Other than as Disclosed in the Disclosure Documents, no Group Company has any material outstanding indebtedness (other than trade credit arising in the ordinary course of trading) or has in place any outstanding debt instruments and there are no commitments or agreements relating to the creation of the same.

5.2	In the 12 months immediately preceding the date of this Deed, no event which is an event of default under or any material breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Group or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

5.3	During the period of 12 months ending on the date of this Deed, no Group Company has applied for or received any grant or allowance from any authority or agency.

6.	Insolvency

6.1	No order has been made and no resolution has been passed for the winding up of any Group Company and no petition has been presented for the purpose of winding up any Group Company.

6.2	No administration order has been made and no petition or application for such an order has been made or presented in respect of any Group Company.

6.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Group Company.

6.4	No composition or similar arrangement with creditors, including but not limited to a voluntary arrangement, has been proposed in respect of any Group Company.

6.5	No Group Company has admitted itself to be insolvent or unable to pay its debts (or deemed to be unable to do so within the meaning of s.123 Insolvency Act 1986) nor suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.

7.	Licences and Consents

7.1	All material licences, permissions, authorisations and consents required by each Group Company for or in connection with the carrying on of its business as it is currently being carried on (the “Licences”) have been obtained and are in full force and effect and no Group Company is in material breach of the terms or conditions of any such Licences.

7.2	No written notice has been received by any member of the Group that any such Licence is likely to be suspended, cancelled or revoked.

8.	Properties

8.1	The Properties are the only properties owned, leased, used or occupied by any member of the Group for the purposes of its business.

8.2	Each Group Company possesses good and marketable title to the Properties set against its name in Schedule 5 (which title is freehold or leasehold as set out in Schedule 5), in each case free of all Encumbrances, and the relevant Group Company is in exclusive occupation of the Property set against its name.

8.3	Title to each of the Properties where title is not registered at the Land Registry is properly constituted by, and can be deduced from, documents of title in the possession and under the control of a Group Company.

8.4	The Company has not entered into any agreement to dispose of, or terminate the lease on, any Property or any part of any Property or to acquire, use or occupy any other properties.

8.5	In relation to each of the Properties:

(a)	a copy of the relevant lease and title deeds and documents together with all material deeds and documents supplemental to such lease or title deeds or documents are contained in the Data Room;

(b)	there are no subsisting claims, litigation or arbitration proceedings nor is there any cause of action threatened or pending; and

(c)	the current use of the Properties is the permitted use under the relevant planning legislation and, in case of the Properties which are leasehold, under the terms of the leases or otherwise.

8.6	No member of the Group has any actual or contingent liability (whether as owner, former owner, or as tenant or former tenant, or as original contracting party or as guarantor of any party) in relation to any freehold or leasehold property.

8.7	Each Group Company has paid all sums properly due in relation to the Properties and the relevant Group Company has not been given notice of any grounds for forfeiture, rescission, avoidance, repudiation or termination of such leases and no Group Company has received any notice of termination of any lease nor knows of any existing circumstance which would entitle any relevant lessor to serve a notice of termination of any lease.

8.8	There are no notices, negotiations or proceedings pending in relation to rent reviews under the leases of the Properties nor is any rent liable at the date of this Deed to be reviewed.

8.9	All buildings and structures comprised in the Properties:

(a)	are in a reasonable state of repair and condition and there are no structural or material defects in them; and

(b)	have not been the subject of flooding or drainage defects and no substances the use of which is not now approved by current good building practice were used in the construction of any part of them.

9.	Environmental Matters

9.1	There are no claims or proceedings pending, or threatened, against any member of the Group with respect to any breach of or liability under any Environmental Laws relating to the Group which is reasonably likely to have a material adverse effect on the business of the Group taken as a whole.

9.2	No member of the Group has received any written:

(a)	notice or complaints alleging or specifying; or

(b)	remediation notice,

alleging any breach of or liability under any Environmental Laws relating to the Group which is reasonably likely to have a material adverse effect on the business of the Group taken as a whole.

9.3	There are in relation to the Properties and former properties no land conditions (including the migration of Hazardous Substances) that contravene Environmental Laws and/or which have given rise to or are reasonably likely to give rise to any material liability under Environmental Laws.

10.	Contracts

10.1	The Data Room contains a materially complete, unredacted copy of all Material Contracts to which a Group Company is a party at the date of this Deed (or where such contracts are not in writing, summary particulars of such contracts) and no Group Company has received any written notice that it is in breach of any material terms of such contracts.

10.2	Each Material Contract is valid and enforceable in accordance with its terms.

10.3	No party with whom a Group Company has entered into a Material Contract has within the last 12 months preceding the date of this Deed given notice in writing of its intention to terminate such Material Contract.

10.4	No member of the Group is party to any agreement or arrangement which:

(a)	is outside the ordinary course of business;

(b)	restricts its ability to carry on its business in any part of the world in accordance with normal business practices and/or contains exclusivity provisions; or

(c)	is not wholly on arm’s length terms.

10.5	No member of the Group is a party to any contract or arrangement (other than service agreements) in which any of the Sellers or directors of any Group Company is directly or indirectly interested in a personal capacity.

10.6	Save as Disclosed in the Disclosure Documents, no Group Company is, nor has agreed to become:

(a)	a member of any joint venture, consortium, partnership or other unincorporated association;

(b)	party to a profit or loss sharing arrangement;

(c)	party to any arrangement which, upon completion, is likely to result in a loss for the Group Company which is not fully provided for in the Locked Box Accounts;

(d)	party to any arrangement or agreement that binds or purports to bind the shareholder(s) of the Company or their holding companies and/or any other subsidiary of such holding company that is not a Group Company; or

(e)	party to any arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether legally binding or not) given by the Group Company in respect of any other party’s liability for any obligations.

10.7	The execution and completion of the transactions contemplated by the Transaction Documents shall not:

(a)	require the consent of any third party pursuant to the terms of a Material Contract;

(b)	modify, accelerate, conflict with or result in a breach of the terms of, or the termination of, any arrangement to which a member of the Group is a party or by which it is bound, or give rise to any right to do so;

(c)	cause any member of the Group to lose the benefit of any right, licence, permit, grant or privilege that it enjoys at present or cause any person who normally does business with a member of the Group not to continue to do so on the same basis as previously;

(d)	relieve any person of any obligation to a member of the Group (whether contractual or otherwise); or

(e)	result in any liability being created or increased on the part of a member of the Group.

11.	Insurance

11.1	A list of all current material insurance policies of the Group or in which any member of the Group has an interest is contained in the Data Room and in respect of such insurance policies:

(a)	all premiums due have been paid; and

(b)	no material insurance claim is outstanding and no circumstances exist which are likely to give rise to such a claim.

11.2	There have been no material changes to the terms of the insurance policies of the Group in the six month period ending on the date of this Deed and there are no circumstances that are reasonably likely to give rise to any change to any material term of the insurance policies of the Group.

12.	Employees

12.1	The Data Room contains:

(a)	a schedule setting out details of all of the Group’s employees as at 31 January 2017, including those who are on maternity leave or absent because of disability or other long-term leave of absence;

(b)	copies of the employment contracts or service agreements of each Senior Employee;

(c)	copies of the standard terms and conditions of employment applicable to the employees of the Group (other than the Senior Employees);

(d)	copies of the employment policies applicable to the employees of the Group; and

(e)	copies of all collective bargaining, works council, employee representative or other contract with any labour union, works council, employee committee or representative of any employee group.

12.2	No Senior Employee has given notice terminating his contract of employment (which has not yet terminated) or is under notice of dismissal.

12.3	There are no current, pending or threatened claims or disputes of any type with a value in excess of £100,000 in relation to any Group Company in respect of the employment or engagement of any employee, former employee, director, former director, or consultant engaged or formerly engaged to provide services to the Group Company.

12.4	There is no current, pending or threatened industrial action of any type against any Group Company by any significant number or category of the employees, or by any employee representatives or trade union representing any of the employees and no such industrial action has occurred in the last 12 months. There are no facts which might indicate that there may be any such trade dispute strike or industrial action.

12.5	No Group Company has any agreement or arrangement (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) with any trade union or other employees’ representatives and no Group Company recognises, has received any request for recognition of, any trade union, works council, or other employees’ representatives for the purpose of collective bargaining, negotiation, information or consultation.

12.6	Neither the execution nor delivery of any of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in any payment (whether contingent or otherwise) becoming due to any employee (current, former or retired) of the Group Companies.

12.7	No Group Company has any liability in respect of any bonus or other long term employee incentive plan relating to any period prior to the Locked Box Date the liability in respect of which is not provided for in full in the Locked Box Accounts.

13.	Pensions

13.1	The Data Room contains:

(a)	details of:

(i)	each scheme, arrangement or agreement (whether or not legally enforceable) for the provision of pension, retirement, supplementary retirement, death, ill-health, disability or accident benefits which a Group Company maintains, is a party to, contributes to, or otherwise participates in (excluding, for these purposes, any applicable state social security arrangements); and

(ii)	details of each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other material benefit arrangement or material obligation to provide benefits (other than merely as salary), including, any unqualified deferred compensation plan,

(together, the “Disclosed Schemes”); and

(b)	copies of all material documents governing or setting out the rules of each of the Disclosed Schemes and each such document is true, complete and accurate and contains no material omissions.

13.2	No plan or proposal to amend or to discontinue any Disclosed Scheme has been communicated to any Relevant Person or the trustees or managers of any Disclosed Scheme.

13.3	Apart from the Disclosed Schemes and any applicable state social security arrangements, no Group Company operates or has any obligation to provide any arrangement or practice to provide pension, death, ill-health, disability or accident benefits to or for the benefit of any of its directors or employees or their dependants and there are no proposals to enter into or establish any such arrangement or practice.

13.4	Save for the current payment period, there are no material contributions or payments due from any Group Company to or in respect of the Disclosed Schemes (other than those Disclosed Schemes which do not require funds to be contributed or paid to or in respect of them) which have not been paid and each Group Company has complied in all material respects with its obligations under the Disclosed Schemes.

13.5	Each Disclosed Scheme, in all material respects, complies with and has, in the six year period ending on the date of this Deed, complied with all applicable rules, laws, by-laws and regulations.

13.6	No Group Company has any current or contingent liability under (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Code Sections 412, 430 and 4971. None of the assets of any Group Company is subject to a lien arising under or in connection with any Disclosed Scheme under the Code or ERISA. No Group Company has any liability for Taxes under Code Section 4980H. No Group Company has, or has in the six year period ending on the date of this Deed had, any liability in connection with, or obligation to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA and subject to ERISA.

13.7	Where applicable, each Group Company complies with and has, in the six year period ending on the date of this Deed, complied with its obligations under the Pensions Act 2008 and relevant regulations in relation to automatic enrolment and there are no circumstances which may result in failure to comply with such obligations.

13.8	There are no current:

(a)	claims or disputes with a value in excess of £100,000; or

(b)	investigations by any Tax Authority or Regulatory Authority,

in relation to any Disclosed Scheme.

13.9	The UK Pensions Regulator has not issued any contribution notice or financial support direction pursuant to its powers under sections 38 to 51 of the Pensions Act 2004 in relation to any Disclosed Scheme and there are no actions or investigations being undertaken by the UK Pensions Regulator in relation to the exercise of such powers. No application for a clearance statement under sections 42 or 46 of the Pensions Act 2004 has been made in relation to any Disclosed Scheme and there is no proposal to make such an application.

13.10	No debt on any Group Company under section 75 or section 75A of the Pensions Act 1995 in respect of any Disclosed Scheme has arisen or been imposed.

13.11	No Relevant Person has made any claim (other than a routine claim for benefits) or complaint (including a complaint to the Pension Ombudsman) which remains unsolved against any Group Company or in respect of any Disclosed Scheme or made any complaint in respect of any act, event or omission arising out of or in connection with the provision of Relevant Benefits by any Group Company or Disclosed Scheme.

13.12	For the purposes of this paragraph 13:

“Relevant Benefits” means any pension, lump sum, gratuity or other like benefit provided or to be provided on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death or to be provided on or in anticipation of or in connection with any change in the nature of the service of any employee or officer, or any obligation to provide health or welfare benefits for any former employee (or their beneficiaries or dependents) following such employee’s termination of service; and

“Relevant Person” means:

(a)	an employee of a Group Company; or

(b)	a former employee of a Group Company; or

(c)	any dependant of an employee or a former employee of a Group Company.

14.	Intellectual Property

14.1	Details of all material registered Intellectual Property rights owned by any Group Company are Disclosed in the Disclosure Documents.

14.2	All Intellectual Property rights used by any Group Company that are material to the current operations of the business of the Group are owned by or licensed to a Group Company free from any Encumbrance and are sufficient for the operation of the business of the Group as conducted at the date of this Deed.

14.3	All fees relating to the Intellectual Property due on or before the Locked Box Date have been paid in full.

14.4	No third party is infringing any Intellectual Property owned by any Group Company and no claims concerning such infringement have been made or considered by any Group Company in the 12 months immediately preceding the date of this Deed.

14.5	No written notice has been received by a Group Company in the 12 months immediately preceding the date of this Deed alleging that the use of any Intellectual Property rights by any Group Company infringes the Intellectual Property of any third party.

15.	Information Technology

15.1	The IT Systems are in satisfactory working order and perform in accordance with applicable specifications and service levels agreed with suppliers. No part of the IT Systems has materially failed to function or suffered a virus or other malware incident at any time in the 12 months immediately preceding the date of this Deed which had a materially disruptive effect on the Group’s ability to carry on its business.

15.2	All parts of the IT Systems are mutually integrated, compatible and interoperable with all relevant software, hardware interfaces and IT infrastructure used in or connected to the IT Systems used by the Group.

15.3	All IT Systems that are material to the current operations of the business of the Group are owned by or licensed to a Group Company. Except as Disclosed, the use of and access to the IT Systems, records, data and information of the Group is not wholly or partially dependent on any facilities which are not under the exclusive ownership or control of a Group Company.

15.4	The Group Companies are in material compliance with the terms and conditions of all software licences or software-as-a-service agreements involving software forming part of the IT Systems.

16.	Data Protection

16.1	The Group is complying in all material respects with data processing legislation and all other applicable laws and regulations regulating data protection, privacy or the recording, monitoring or interception of communications and has not received notice from, nor been subject to, enquiries by any regulatory authority regarding non-compliance or alleged non-compliance with applicable data protection legislation.

16.2	Each Group Company that is required under the Data Protection Act 1998 to be registered with the Information Commissioner is so registered and the contents of such registration are complete and accurate in all material respects.

16.3	The Group has received no complaint, claim or action from any data subject:

(a)	alleging non-compliance with applicable data protection legislation;

(b)	for compensation from any data subject for inaccuracy, loss or unauthorised processing by the Group of personal data;

(c)	requesting access to personal data or applications for rectification or erasure of personal data which have not been satisfied at the date of this Deed.

16.4	The Group Companies have in place written agreements with any third party that they use to process personal data on their behalf and such agreements contain provisions to protect and maintain the confidentiality and security of personal data.

17.	Assets

17.1	Each of the assets that is material to the current operations of the business of the Group (other than the Properties and the Intellectual Property and other than assets disposed of, realised or applied in the ordinary course of business or acquired in the ordinary course of business subject to reservation of title or similar arrangements) (the “Material Assets”) is owned both legally and beneficially by the relevant Group Company free from Encumbrance and each of those assets capable of possession is in the possession or under the control of the relevant Group Company.

17.2	There is no dispute between any Group Company and any person relating to any of the Material Assets.

17.3	Details of all assets used by the Group that are material to the current operations of the business of the Group and are leased by the Group (excluding the Properties and the Intellectual Property) (the “Leased Assets”) are included in the Data Room. There has been no default by any Group Company in the performance of any material provision of leases in respect of the Leased Assets.

17.4	All the plant, machinery, equipment and vehicles used by the members of the Group in the conduct of its business have been regularly maintained in accordance with the appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement and are not obsolete or in need of renewal.

18.	Legal Compliance and Litigation

18.1	Each Group Company is conducting its business in material compliance with all applicable laws, by-laws and regulations, and, with respect to employment matters, the relevant Group Company’s policies, collective agreements and/or recognition agreements, and no Group Company is, nor has been during the three year period immediately preceding the date of this Deed, in material breach of any such laws, by-laws or regulations.

18.2	No Group Company has received written notice that is still outstanding from any Regulatory Authority that it is in violation of, or in default with respect to any statute, regulation, order, decree or judgment of any Regulatory Authority of the jurisdiction in which it is incorporated, where such violation or default would have a material adverse effect on the assets or financial position of the Group taken as a whole.

18.3	None of the activities, contracts or rights of any Group Company is ultra vires, criminal, illegal, unlawful, unauthorised, invalid, unenforceable, in breach of any contract, covenant or duty or in conflict with the rights of any person.

18.4	No Group Company is engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise which is material in the context of the business of the Group taken as a whole (“Material Proceedings”) other than as claimant in the collection of debts arising in the ordinary course of business. For the purposes of this paragraph, a claim or proceeding shall be material if it involves a claim for £100,000 or more, any injunctive relief or any specific performance.

18.5	No Material Proceedings by or against any member of the Group are pending or threatened.

18.6	No Group Company (i) has been or is designated on any Restricted Person List or is owned or controlled directly or indirectly by a party designated on such list, (ii) participated in any transaction or conduct directly or indirectly involving a party designated on any Restricted Person List or owned or controlled by such party, (iii) is established in or holds assets in or has participated in a transaction or conduct directly or indirectly involving a US Embargoed Territory, (iv) exported (including deemed exportation) or re-exported (including deemed re-exportation), directly or indirectly, or participated in the shipment of any good, technology or services in violation of any US, EU or other applicable export control or economic sanctions laws, regulations or orders administered by U.S. OFAC, U.S. Commerce, the U.S. Department of State, or any competent authority of an EU Member State or other country or region, or (v) otherwise participated in any export, re-export or transaction or conduct prohibited by U.S., E.U. or other applicable export control or economic sanctions laws.

18.7	No Group Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any actual or alleged sanctions offences, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry, proceedings or claim.

18.8	No Group Company has during the three year period immediately preceding the date of this Deed:

(a)	engaged in any activity, practice or conduct that would constitute a breach or attempted breach of E.U., U.K., U.S. or other applicable antitrust or competition laws; or

(b)	been the subject of any investigation, inquiry or enforcement proceedings by any Regulatory Authority or been the subject of any claim by any customer or any other person or entity regarding any unlawful practice or alleged unlawful practice under EU, US, UK or other applicable antitrust or competition laws and no such investigation, inquiry, proceeding or claim has been threatened or is pending and there are no circumstances likely to give rise to any such investigation, inquiry, proceedings or claim.

19.	Anti Bribery and Anti-Corruption

19.1	No Group Company or Associated Person has during the three year period immediately preceding the date of this Deed:

(a)	engaged in any activity, practice or conduct which would constitute a breach or attempted breach of Corruption Laws by a Group Company, Associated Person or other person or entity; or

(b)	been the subject of any investigation, inquiry or enforcement proceedings by any Regulatory Authority or been the subject of any claim by any customer or other person or entity regarding any offence or alleged offence under Corruption Laws and no such investigation, inquiry, proceeding or claim has been threatened or is pending and there are no circumstances likely to give rise to any such investigation, inquiry, proceedings or claim.

20.	Food Standards and Trading

20.1	In the 3 years prior to the date of this Deed:

(a)	each Group Company and, with respect to products and ingredients supplied to members of the Group, each supplier, has been in compliance with all Food Laws applicable to it;

(b)	no member of the Group has sold, manufactured, produced, distributed or marketed any product which is or was faulty, defective, dangerous, or a threat to the health and safety of a consumer when consumed in the intended manner or which does not comply in any material respect with any warranties or representations expressly or impliedly made by the relevant member of the Group or with all applicable Food Laws; and

(c)	all claims on the labelling and in the advertising and promotional materials of the products manufactured, produced, distributed or marketed by any member of the Group have been and continue to be in compliance with all applicable Food Laws.

20.2	In the 3 years prior to the date of this Deed no Group Company has received any notice, with respect to the members of the Group or any product sold, manufactured, produced, distributed or marketed by any Group Company, from any Regulatory Authority or any other person regarding any:

(a)	actual, alleged, possible or potential material violation of, or failure to comply with, any Food Law;

(b)	actual, alleged, possible or potential material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature; or

(c)	pending or threatened investigation, proceeding, or inquiry under any Food Laws.

20.3	In the 3 years prior to the date of this Deed none of the products sold, manufactured, produced, distributed or marketed by any member of the Group have been subject to any voluntary or mandatory product withdrawal, modification, cancellation, suspension, safety alert, recall, seizure, detention or other corrective action as a result of an actual or potential violation of any applicable Food Laws.

21.	Tax

Locked Box Accounts

21.1	Provision or reserve (as appropriate) has been made in the Locked Box Accounts in accordance with generally accepted accounting practice and all relevant accounting standards:

(a)	for all Tax for which each Group Company is liable or accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Locked Box Accounts Date or in respect of any event occurring on or before the Locked Box Accounts Date; and

(b)	for all deferred Tax assets and liabilities of each Group Company.

Tax Returns and Compliance

21.2	Each Group Company has in the last four years:

(a)	submitted on a timely basis every material Tax return, notice and computation; and

(b)	provided on a timely basis all information,

it is required by law to submit to any Tax Authority, and each such Tax return, notice and computation and all such information is true, accurate and complete and no such return, notice, computation or information is the subject of any dispute with any Tax Authority.

21.3	Each Group Company has, in the four year period ending on the date of this Deed, prepared, kept and preserved complete, accurate and up-to-date records as required by law.

21.4	Each Group Company has properly and within applicable time limits paid all Tax which it has become liable to pay and there is no Tax liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any Tax legislation.

21.5	Each Group Company has, in the four year period ending on the date of this Deed, properly made all deductions, withholdings and retentions required to be made by it on account of Tax and has, in the four year period ending on the date of this Deed, duly accounted for all such deductions, withholdings and retentions to each relevant Tax Authority.

21.6	Each Group Company is not, and has not in the last four years been, liable to pay a material penalty, surcharge or fine in connection with Tax.

21.7	No Group Company has in the last four years been, or is currently, subject to any non-routine investigation, audit, enquiry or visit by any Tax Authority. No Group Company has in the last four years been involved in any dispute with any Taxation Authority and there are no facts which are likely to cause any Group Company to be subject to, any non-routine visit, audit, investigation, enquiry, discovery or access order by any Taxation Authority.

21.8	All transactions made in the four year period ending on the date of this Deed between each Group Company and any person who is or who has been connected or otherwise associated with the Group Company in any way for any Tax purposes, have been and are on arm’s length terms.

Tax Grouping

21.9	No Group Company has at any time in the last four years (a) had its tax affairs or payments dealt with on a consolidated or group basis with any person other than another Group Company or (b) entered into any tax sharing arrangement.

Tax Residency

21.10	Each Group Company is and has always been resident for tax purposes solely in the jurisdiction in which it is incorporated. No Group Company has any taxable branch, agency, permanent or fixed establishment, or other taxable presence in any other jurisdiction.

Tax Avoidance

21.11	No Group Company has in the last four years been, or is currently, party to any transaction which is required to be disclosed to any Tax Authority under any rules requiring disclosure of tax-advantaged transactions or any arrangement or scheme of which the main purpose or one of the main purposes, was the avoidance of a liability to Tax.

Value Added Tax

21.12	Each Group Company which is required to be registered is properly registered for the purposes of VAT in each jurisdiction in which it is liable to be so registered.

21.13	Each Group Company has during the last four years complied in all respects with all Tax legislation concerning VAT.

21.14	No Group Company is, nor has during the last four years been, wholly or partially exempt from VAT and all supplies made by each Group Company are taxable supplies and no Group Company has been denied credit for any input tax.

Stamp Duty

21.15	All material documents in the enforcement of which any Group Company may be interested have been duly stamped.

Clearances

21.16	No Tax Authority has agreed to operate any special arrangement (being an arrangement not available to taxpayers generally and not specifically provided for in Tax legislation) in respect of the Tax affairs of any Group Company.

21.17	Each Tax Authority clearance or ruling on which any Group Company relies or has in the last four years relied was made on the basis of full and accurate disclosure and each Group Company has complied with any applicable conditions of the same.

Tax Indemnity

21.18	No Group Company is bound by any indemnity, guarantee or covenant to pay in respect of Tax in connection with the disposal of any interest in any entity.

Position since the Accounts Date

21.19	Since the Accounts Date, no Tax has arisen or is likely to arise to any Group Company (or would have arisen but for the use of any available reliefs) and no Group Company has disposed of any material capital asset or entered into any other transaction in each case outside the ordinary course of business which will give rise to any Tax liability.

Each Group Company has duly made all claims, elections or consents in respect of Tax which are assumed to have been made for the purposes of computing any provision or reserve for Tax (including deferred Tax) included the Locked Box Accounts.

Completion

21.20	No liability to Tax will arise for any Group Company as a result of the entry into or Completion of the Sale and Purchase Agreement.

Secondary liability

21.21	No Group Company is liable for any Tax which is the primary liability of any person other than a Group Company.

No Capital Increase

21.22	For the purposes of Part 14 Corporation Tax Act 2010 (“CTA”), there has not been a significant increase in the amount of the capital (within the meaning of section 688 CTA 2010) of B.L.Marketing Limited following a change of ownership (within the meaning of section 719 CTA 2010) of B.L.Marketing Limited.

431 Elections

21.23	Joint elections under section 431 Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) for full disapplication of Chapter 2 ITEPA that meet the requirements of section 431 ITEPA have been entered into between each Management Seller and their respective employer that cover all employment-related securities acquired by that Management Seller.

SCHEDULE 3

LIMITATIONS ON LIABILITY

1.	Limitation on Quantum

1.1	Without prejudice to any other provisions of this Deed, the total aggregate liability of each Warrantor in respect of:

(a)	any Warranty Claim shall be limited to the proportionate share of that Warranty Claim set opposite his name in column 3 of Schedule 1;

(b)	all Warranty Claims shall be limited to and shall not, in any event, exceed the amount set opposite such Warrantor’s name in column 4 of Schedule 1; and

(c)	without prejudice to paragraphs 1.1(a) and (b) above, all Claims, all Seller Claims, all claims under the Tax Deed and any claim pursuant to clause 4.2.2 of the Sale and Purchase Agreement (other than a claim in respect of any Leakage which is actually received by a particular Warrantor or its Connected Person) shall be limited to and shall not, in any event, exceed an amount equal to the Consideration actually received by that Warrantor pursuant to the Sale and Purchase Agreement.

1.2	The Warrantors shall not be liable in respect of any Warranty Claim (or series of Warranty Claims arising from substantially the same facts or circumstances) unless and until:

(a)	the amount of any such Warranty Claim (or series of Warranty Claims) exceeds £100,000; and

(b)	the aggregate amount of all Warranty Claims for which the Warrantors are liable (excluding any amounts in respect of a Warranty Claim for which the Warrantors have no liability as a result of paragraph 1.2(a) above) exceeds £10,000,000, in which event the Warrantors shall be liable for the amount by which the aggregate amount of all such Warranty Claims exceeds £10,000,000.

1.3	For the purposes of the limits in this paragraph 1, the liability of a Warrantor shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) incurred or payable by that Warrantor in connection with the satisfaction, settlement or determination of any claim, proceeding, suit or action.

2.	Time Limits for bringing Claims and Notification

2.1	No Claim shall be brought against the Warrantors and the Warrantors shall not be liable for any Claim unless the Buyer shall have given the Warrantors’ Representative notice in writing of that Claim stating in reasonable detail the matter which gives rise to the Claim, the nature of the Claim and its bona fide estimate of the amount claimed (save in respect of a Contingent Claim (as defined below), where the likely amount of such Claim is not known or cannot reasonably be estimated by the Buyer at the time) in respect of such Claim on or before:

(a)	the date falling 12 months after Completion in the case of a Warranty Claim for breach of any of the Warranties other than the Tax Warranties; and

(b)	the date falling four years after Completion in the case of a Warranty Claim for breach of any of the Tax Warranties.

2.2	If notice of any Claim is served by the Buyer under paragraph 2.1, no Warrantor shall be liable in respect of such Claim (if such Claim has not been satisfied or settled) unless legal proceedings in respect of such Claim are both issued and served within six months after (and excluding) the date on which notice is served and, if such conditions are not satisfied, such Claim shall be deemed to have been irrevocably withdrawn and waived by the Buyer and the Buyer shall, upon such withdrawal, forthwith take such action (at the Buyer’s cost) as may be necessary to discontinue such Claim.

3.	Bringing, Withdrawing and Settling Claims

3.1	None of the Warrantors shall be liable for any Warranty Claim unless the same Warranty Claim has been brought against and pursued in the same manner against all of the Warrantors.

3.2	If the Buyer withdraws a Warranty Claim against any (but not all) of the Warrantors, the Buyer shall also withdraw that Warranty Claim against each of the other Warrantors.

3.3	If the Buyer settles a Warranty Claim against any (but not all) of the Warrantors, the Buyer shall offer to each of the other Warrantors settlement terms which are, so far as practicable, the same (having regard to the percentage of each claim to be borne by, and the aggregate liability of, such Warrantors) as those agreed with those Warrantors with whom the Buyer has settled.

3.4	For the avoidance of doubt, any Warranty Claim shall be served by the Buyer on the Warrantors’ Representative on behalf of all of the Warrantors.

4.	No Liability if Loss is Otherwise Compensated For

The Buyer agrees that:

4.1	neither it nor any other Buyer Group Company shall be entitled to recover damages or otherwise claim reimbursement or restitution to the extent that the Buyer Group has already received or been otherwise reimbursed for the losses arising out of the matters, facts or circumstances giving rise to a Claim;

4.2	no liability shall attach to the Warrantors by reason of any Claim to the extent that the loss occasioned to the Buyer or any other Buyer Group Company has been recovered under any other Claim;

4.3	the Warrantors shall not be liable for any Claim to the extent that the loss occasioned to the Buyer or any other Buyer Group Company has been or is made good or compensation is otherwise paid to the Buyer or any other Buyer Group Company; and

4.4	no Warrantor shall be liable for any Warranty Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied (at no cost to the Buyer’ Group) within 60 days of the date on which written notice of such Warranty Claim is served on the Warrantors’ Representative.

5.	Other Limitations

The Warrantors shall not be liable under any of the Warranties:

5.1	to the extent that:

(a)	a specific provision, reserve or allowance has been made in the Accounts, the Management Accounts or the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to the Warranty Claim; or

(b)	the fact, matter, event or circumstance giving rise to the Warranty Claim was Disclosed in the notes to the Accounts, the Management Accounts or the Locked Box Accounts; or

(c)	any specific provision, reserve or allowance made in the Accounts, the Management Accounts or the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to such Warranty Claim is insufficient as a result of any legislation not in force at the date of this Deed which is not published at the date of this Deed;

5.2	to the extent that such Warranty Claim is attributable to, arises as a result of, or is increased by any change after the date of this Deed in the Taxation or accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets of the Group from those used in preparing the Accounts or the Locked Box Accounts; or

5.3	to the extent that such liability arises or is increased as a result of any legislation not published at the date of this Deed; or

5.4	to the extent that such Warranty Claim is attributable to, arises as a result of, or is increased by the failure or omission by any Buyer Group Company or any person acting in accordance with the directions of any Buyer Group Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation after the date of this Deed, and the making, giving or doing of which was specifically identified or identifiable and taken into account in computing a specific provision for Taxation in the Accounts, the Management Accounts or the Locked Box Accounts; or

5.5	in respect of any liability which is contingent and/or is not capable of being quantified (a “Contingent Claim”), unless and until such contingent liability becomes an actual liability and/or capable of being quantified (as relevant), provided that:

(a)

this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 2 of this Schedule if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period) provided that when such liability ceases to be contingent, the Warrantors shall have no liability for any claim that has been resolved or settled in either case without loss for any member of the Buyer’s Group;

(b)	if written notice of such Contingent Claim is given in accordance with paragraph 5.5(a), the period for instituting legal proceedings stated in paragraph 2.1 shall not commence until the date on which the relevant liability becomes an actual liability and/or capable of being quantified (as relevant; or

5.6	if and to the extent that the fact, matter or circumstances giving rise to the Warranty Claim has been Disclosed; or

5.7	to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of any Buyer Group Company (other than a Group Company) or their respective directors, employees or agents on or after Completion (including, without limitation, any change in the terms, amount or scope of the Company’s or any Group Company’s insurance after Completion) otherwise than in the ordinary course of business as carried on as at Completion, or if required to comply with any applicable law or with obligations incurred prior to the date of this Deed; or

5.8	to the extent that the fact, matter or circumstance of the Group Company giving rise to the Warranty Claim occurs or arises out of or as a result of any act, transaction or omission whatsoever authorised in writing by or carried out at the written request of the Buyer or any Buyer Group Company other than as may be required to comply with any applicable law or with obligations incurred prior to the date of this Deed; or

5.9	if and to the extent that, a Group Company is compensated for the amount of such loss under any policy of insurance in force immediately prior to the date of Completion.

6.	Recovery from Third Parties

6.1	Subject to paragraph 6.2, if any Buyer Group Company is at any time entitled (whether by reason of a right to take legal action, an insurance or payment discount or otherwise) to recover from some other person any sum in respect of any matter giving rise to a Warranty Claim (whether before or after the Warrantors have made a payment under this Deed), the Buyer shall:

(a)	promptly notify the Warrantors’ Representative;

(b)	provide such information as the Warrantors’ Representative may require (acting reasonably and subject to the Warrantors’ Representative entering into a confidentiality undertaking on the terms reasonably satisfactory to the Buyer) relating to such right of recovery and the steps taken or to be taken by the Buyer or any Buyer Group Company in connection with it;

(c)	before being entitled to recover any amount from the Warrantors under this Deed, first take, or procure that the relevant Buyer Group Company takes, all reasonable steps (whether by way of a claim against its insurers or otherwise including but without limitation legal proceedings) as the Warrantors may reasonably require to enforce such recovery; and

(d)	will keep the Warrantors’ Representative fully and promptly informed of the progress of any action taken,

and thereafter the amount of any claim against the Warrantor will be reduced (in addition to the other limitations on the liability of the Warrantors contained in this Deed) by the Sum Recovered.

6.2	Nothing in this paragraph 6 shall:

(a)	require the Buyer or any member of the Buyer’s Group to do anything or omit to do anything where such action or omission would, in the opinion of the Buyer (acting reasonably) be prejudicial in any material respect to the goodwill of the business of any member of the Buyer’s Group;

(b)	require any member of the Buyer’s Group to do anything or omit to do anything if the relevant third party claim is a criminal action or proceeding or arises out of criminal, or allegedly criminal, behaviour on the part of any Group Company; or

(c)	require any member of the Buyer’s Group to do anything that would conflict, or be reasonably likely to conflict, with the terms of an injunction.

6.3	If at any time the Warrantors or any one of them pays an amount pursuant to a Warranty Claim and any Buyer Group Company subsequently becomes entitled to recover from some other person (including, for the avoidance of doubt, any Tax Authority) any sum in respect of any matter giving rise to such Warranty Claim, the Buyer shall and shall procure that the relevant Buyer Group Company shall take all necessary steps to enforce such recovery and shall immediately repay to the relevant Warrantor or Warrantors the amount paid by it or them in respect of the Warranty Claim up to the Sum Recovered from such other person.

6.4	For the purposes of this paragraph 6, the expression “Sum Recovered” means an amount equal to the amount recovered from the third party (and for this purpose, in addition to any cash payment, any payment in kind or discount, credit or like benefit obtained shall constitute an amount recovered) plus any interest in respect of the amount recovered from the third party less all reasonable costs and expenses properly and reasonably incurred by the Buyer or (as the case may be) the relevant Buyer Group Company in recovering the amount from the third party.

7.	Conduct of Warranty Claims

7.1	Subject to paragraph 7.2, if the Buyer or any Buyer Group Company becomes aware of a fact, matter, event or circumstance which might give rise to a Warranty Claim:

(a)	the Buyer shall (or shall procure that any Buyer Group Company concerned shall) as soon as reasonably practicable give written notice of such matter to the Warrantors’ Representative;

(b)	the Buyer shall (and shall procure that any Buyer Group Company concerned shall) provide to the Warrantors’ Representative and its advisers reasonable access during normal working hours and upon reasonable notice to premises and personnel and to relevant assets, documents and records within the Buyer’s Group for the purposes of investigating the matter;

(c)	subject to providing suitable confidentiality undertakings to the Buyer, the Warrantors’ Representative may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 7.1(b) above;

(d)	the Buyer shall (and shall procure that any Buyer Group Company concerned shall) keep the Warrantors’ Representative promptly informed of all material facts, matters and circumstances relevant to the matter, its conduct and its progress, including the levels of related fees and costs incurred from time to time;

(e)	the Buyer shall consult with the Warrantors’ Representative with respect to such matter including, in advance, in relation to any proposed course of conduct of or material actions in relation to the matter and any material changes proposed to such course of conduct or actions and, in implementing and/or deciding whether to implement such proposed course of conduct, actions and/or changes, take due and reasonable account of the views of the Warrantors’ Representative prior to any such implementation;

(f)	the Buyer shall (and shall procure that any Buyer Group Company concerned shall):

(i)	take such action and give such information and assistance in connection with the affairs of the Buyer or any relevant Buyer Group Company as the Warrantors’ Representative may reasonably request to negotiate, avoid, dispute, resist, mitigate, compromise, defend or appeal against the matter or to enforce against a person (other than a Warrantor) the rights of any Buyer Group Company in relation to the matter;

(ii)	in connection with proceedings related to the matter (other than against a Warrantor), use advisers nominated by the Warrantors’ Representative and/or, if the Warrantors’ Representative requests, allow the Warrantors’ Representative the exclusive conduct of the proceedings, on the basis that the Warrantors will indemnify the Buyer against all reasonable costs properly and reasonably incurred by the Buyer’s Group directly as a result of any such action but only to the extent that such costs would not, in the reasonably opinion of the Warrantors’ Representative, otherwise have been incurred by the Buyer’s Group.

(g)	the Buyer shall not, and shall ensure that no Buyer Group Company will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Warrantors’ Representative (such consent not to be unreasonably withheld).

7.2	Neither the Buyer nor any Buyer Group Company shall be required to take any action or refrain from taking any action pursuant to paragraph 7.1 above:

(a)	where such action or omission would, in the opinion of the Buyer (acting reasonably) be prejudicial in any material respect to the goodwill of the business of any member of the Buyer’s Group or its reputation or relationship with any Tax Authorities;

(b)	if the relevant claim is a criminal action or proceeding or arises out of criminal, or allegedly criminal, behaviour on the part of any Group Company; or

(c)	that would conflict, or be reasonably likely to conflict, with the terms of an injunction.

7.3	The Buyer shall take all reasonable action to avoid or mitigate any loss or liability suffered (or that would otherwise be suffered) by it or any Buyer Group Company in respect of a matter giving rise to a Warranty Claim.

7.4	The Warrantors shall not be liable in respect of any Warranty Claim that arises or to the extent it is increased as a result of any failure by any Buyer Group Company to comply with the provisions of paragraphs 7.1 and 7.3 above.

8.	Miscellaneous

8.1	The Buyer shall not be entitled to claim for any indirect or consequential loss, loss of profits, turnover, business, goodwill or reputation or damages calculated on a multiple valuation theory.

8.2	None of the limitations contained in this Schedule 3 shall apply to any Claim that arises or is increased, or is delayed, as a result of fraud of the Warrantors.

SCHEDULE 4

GROUP INFORMATION

Part A: The Company

Name of Company	Latimer Newco 2 Limited

Registered Number	06120878

Registered Office	Weetabix Mills Station Road, Burton Latimer, Kettering, Northants, NN15 5JR

Date of Incorporation	21 February 2007

Place of Incorporation	England and Wales

Issued Share Capital

£17,983,717.48 comprising:

- 10,834,831 A1 Ordinary Shares;

- 6,746,544 A2 Ordinary Shares;

- 388,571 B2 Ordinary Shares;

- 1,201,254 C Ordinary Shares;

- 175,794 D Ordinary Shares; and

- 100 Preference Shares

Shareholder(s)	As set out in Schedule 1 of the Sale and Purchase Agreement

Directors	Guiyong Cui Lili Wang Richard Martin Mike Sursock Giles Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Part B: The Subsidiaries

Name of Company	Latimer Newco Limited

Registered Number	5653097

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northants, NN15 5JR

Date of Incorporation	13 December 2005

Place of Incorporation	England and Wales

Issue Share Capital	£13,816,331.10 comprising: - 13,813,671 A Ordinary Shares; and - 26,601 B Ordinary Shares

Shareholder(s)	13,840,272 Shares held by Latimer Newco 2 Limited

Directors	Guiyong Cui Wang Lili Richard William Thomas Martin Mike Sursock Giles Michael Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Latimer Holdings Limited

Registered Number	4966644

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northamptonshire, NN15 5JR

Date of Incorporation	17 November 2003

Place of Incorporation	England and Wales

Issue Share Capital	£21.00 comprising: - 21 Ordinary Shares

Shareholder(s)	21 Shares held by Latimer Newco Limited

Directors	Guiyong Cui Wang Lili Richard William Thomas Martin Mike Sursock Giles Michael Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Latimer Group Limited

Registered Number	4966642

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northhamptonshire, NN15 5JR

Date of Incorporation	17 November 2003

Place of Incorporation	England and Wales

Issue Share Capital

£130,597.59 comprising:

- 400,187,560,000 Deferred Shares;

- 39,665,213 Ordinary A Shares;

- 500,000 Ordinary B Shares;

- 54,794 Ordinary C Shares;

- 40,000 Ordinary D Shares;

- 200,000 Ordinary E Shares;

- 100,000 Ordinary F Shares;

- 200,000 Ordinary G Shares;

- 160,000 Ordinary H Shares;

- 300,000 Ordinary I Shares; and

- 1,056,923 Ordinary J Shares

Shareholder(s)	400,229,836,930 Shares held by Latimer Holdings Limited

Directors	Guiyong Cui Wang Lili Richard William Thomas Martin Mike Sursock Giles Michael Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Latimer Acquisitions Limited

Registered Number	4966641

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northamptonshire, NN15 5JR

Date of Incorporation	17 November 2003

Place of Incorporation	England and Wales

Issue Share Capital	£12.00 comprising: - 12 Ordinary Shares

Shareholder(s)	12 Shares held by Latimer Group Limited

Directors	Guiyong Cui Wang Lili Richard William Thomas Martin Mike Sursock Giles Michael Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	B.L. Marketing Limited

Registered Number	1001241

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northants, NN15 5JR

Date of Incorporation	29 January 1971

Place of Incorporation	England and Wales

Issue Share Capital	£1,001.00 comprising: - 1,001 Ordinary Shares

Shareholder(s)	1001 Shares held by Latimer Acquisitions Limited

Directors	Guiyong Cui Wang Lili Richard William Thomas Martin Mike Sursock Giles Michael Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Weetabix Limited

Registered Number	267687

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northamptonshire, NN15 5JR

Date of Incorporation	13 August 1932

Place of Incorporation	England and Wales

Issue Share Capital	£2,969,004.25 comprising: - 16,800 Ordinary Shares; and - 11,808,817 Ordinary A Shares

Shareholder(s)	11,825,617 Shares held by B.L. Marketing Limited

Directors	Guiyong Cui Wang Lili Richard William Thomas Martin Mike Sursock Giles Michael Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	B.L. Agriculture Limited

Registered Number	2134052

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northants, NN15 5JR

Date of Incorporation	21 May 1987

Place of Incorporation	England and Wales

Issue Share Capital	£2.00 comprising: - 2 Ordinary Shares

Shareholder(s)	1 Share held by Weetabix Limited 1 Share held by Richard William George

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Globe Export Services Limited

Registered Number	1309201

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northants, NN15 5JR

Date of Incorporation	19 April 1977

Place of Incorporation	England and Wales

Issue Share Capital	£2000.00 comprising: - 2000 Ordinary Shares

Shareholder(s)	1999 Shares held by Weetabix Limited 1 Share held by Richard William George

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Firestar Limited

Registered Number	JE37681

Registered Office	Ordnance House, 31 Pier Road, St Helier, Jersey

Date of Incorporation	13 April 1987

Place of Incorporation	Jersey

Issue Share Capital	£9.00 comprising: - 9 Ordinary Shares

Shareholder(s)	Globe Export Services Ltd

Directors	Richard William Thomas Martin Giles Michael Turrell

Accounting Reference Date	31 December

Name of Company	Millbrook Haulage and Storage Co. Ltd

Registered Number	1076912

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northamptonshire, NN15 5JR

Date of Incorporation	17 October 1972

Place of Incorporation	England and Wales

Issue Share Capital	£120,000.00 comprising: - 120,000 Ordinary Shares

Shareholder(s)	120,000 Shares held by Weetabix Limited

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Weetabix Foods Limited

Registered Number	1333423

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northants, NN15 5JR

Date of Incorporation	11 October 1977

Place of Incorporation	England and Wales

Issue Share Capital	£2,000.00 comprising: - 2000 Ordinary Shares

Shareholder(s)	1999 Shares held by Weetabix Limited 1 Share held by Richard William George

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Weetabix Trustee Limited

Registered Number	2800024

Registered Office	Weetabix Mills Burton Latimer, Kettering, Northants, NN15 5JR

Date of Incorporation	10 March 1993

Place of Incorporation	England and Wales

Issue Share Capital	£100.00 comprising: - 100 Ordinary Shares

Shareholder(s)	Weetabix Limited

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Ryecroft Foods Limited

Registered Number	1770169

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northamptonshire, NN15 5JR

Date of Incorporation	15 November 1983

Place of Incorporation	England and Wales

Issue Share Capital	£26,667.00 comprising: - 24,000 Ordinary Shares; and - 2667 Ordinary A Shares

Shareholder(s)	24,000 Shares held by Weetabix Limited 2667 Shares held by Weetabix Foods Limited

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Vibixa Limited

Registered Number	314793

Registered Office	Weetabix Mills, Burton Latimer, Kettering, Northamptonshire, England, NN15 5JR

Date of Incorporation	3 June 1936

Place of Incorporation	England and Wales

Issue Share Capital	£250,000.00 comprising: - 250,000 Ordinary Shares

Shareholder(s)	250,000 Shares held by Weetabix Limited

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Weetabix of Canada Ltd

Registered Number	2736101

Registered Office	77 King St., W. 39th Floor, Box 371, Td Centre, Toronto ON, M5K 1K8

Date of Incorporation	20 October 1977 (Amalgamated 1 August 1983)

Place of Incorporation	Canada

Issue Share Capital	4,250,000 Class A Shares 117,925 Class B Shares 5,000,000 Class C Shares

Shareholder(s)	Weetabix Limited

Directors	Stephen Van Tassel David Bannon Giles Michael Turrell

Accounting Reference Date	31 December

Name of Company	The Weetabix Co, Inc.

Registered Number	2085572

Registered Office	Corporation Trust Center, 1209 Orange St, Wilmington, New Castle, DE 19801

Date of Incorporation	12 March 1986

Place of Incorporation	United States of America

Shareholder(s)	Weetabix Limited

Accounting Reference Date	31 December

Directors	Giles Turrell Richard Martin Steve Van Tassel

Issued Share Capital	3,200 shares of common stock with a par value of $1.00 each

Name of Company	Melck Street Management PTY Ltd

Registered Number	2001/015234/07

Date of Incorporation	1 February 2001

Place of Incorporation	South Africa

Shareholder(s)	Weetabix Limited

Accounting Reference Date	31 December

Directors	Giles Turrell, Gareth Martin, Leonard Mead (resigned)

Issued Share Capital	200 Ordinary Shares of R1 each

Name of Company	Weetabix GmbH

Registered Number	HRB 5328

Registered Office	Konigstrabe 1, 32545, Bad Oeynhausen, Germany

Date of Incorporation	16 February 2004

Place of Incorporation	Germany

Issue Share Capital	EUR100,000.00 comprising: - 1,000 Ordinary Shares

Shareholder(s)	1,000 Shares held by Weetabix Limited

Accounting Reference Date	31 December

Directors	Giles Michael Turrell Richard William Thomas Martin

Name of Company	Weetabix Iberica SL

Registered Number	B84447739

Date of Incorporation	19 October 2005

Place of Incorporation	Spain

Shareholder(s)	Weetabix Limited

Accounting Reference Date	31 December

Directors	Richard Martin Giles Turrell

Issued Share Capital	1,000 shares of EUR100 each

Name of Company	Weetabix Food Trading (Shanghai) Co Ltd

Registered Number	91310000310509574X

Date of Incorporation	30 June 2014

Place of Incorporation	China

Shareholder(s)	Weetabix Limited

Directors	Giles Michael Turrell Richard Willian Thomas Martin Gareth David Martin

Issued Share Capital	Registered share capital of RMB 2,000,000

Accounting Reference Date	31 December

Name of Company	Weetabix Mexico SA de CV

Registered Number	131922

Date of Incorporation	23/03/2012

Place of Incorporation	San Pedro Garza Garcia, Nuevo Leon

Issue Share Capital	50,000 class I ordinary shares of MXN 1.00

Shareholder(s)	Weetabix Limited (49,999 class I ordinary shares), Richard William Thomas Martin (1 class I ordinary share)

Accounting Reference Date	31 December

Directors	G Turrell A Alvarez R Martin

Name of Company	Weetabix Ireland Limited

Registered Number	517302

Registered Office	One Spencer Dock, North Wall Quay, Dublin 1

Date of Incorporation	6 September 2012

Place of Incorporation	Republic of Ireland

Issue Share Capital	EUR30,000.00 comprising: - 30,000 Ordinary Shares

Shareholder(s)	30,000 Shares held by Weetabix Limited

Directors	Richard William Thomas Martin Giles Michael Turrell

Secretary	Christopher Thomas

Accounting Reference Date	31 December

Name of Company	Weetabix Mes FZE

Registered Number	181498

Registered Office	Office NO 1106, Jafza, Dubai, United Arab Emirates

Date of Incorporation	10 July 2016

Place of Incorporation	UAE

Issue Share Capital	2 Ordinary Shares of AED100,000 each

Shareholder(s)	Weetabix Limited

Directors	Giles Michael Turrell Sean Holder

Part C: Joint Venture Companies

Name of Company	Alpen Food Company South Africa (Pty) Ltd

Registered Number	1995/010073/07

Registered Office	1 Melck Street, Maitland, 7405

Date of Incorporation	20 September 1995

Place of Incorporation	South Africa

Issue Share Capital	4000 Ordinary Shares of R1 each 2000 owned by Melck Street Management 2000 Pioneer Foods

Shareholder(s)	Melck Street Management PTY Ltd and Pioneer Foods (Proprietary) Limited

Directors	Giles Michael Turrell Jay Ann Jacobs Leonard Anthony Mead (dismissed) Tertius Alwyn Carstens

Secretary	Andrew Stan Le Roux

Accounting Reference Date	31 December

Name of Company	Weetabix East Africa Limited

Registered Number	CPR/2009/7862

Registered Office	LR No. 209/8642, Likoni Road, PO Box Number 200 - 00606, Nairobi, Kenya

Date of Incorporation	29 July 2009

Place of Incorporation	Kenya

Issue Share Capital	499 Ordinary Shares and 1 Class B Share

Shareholder(s)	Weetabix Limited - 250 Ordinary Shares Pioneer Foods Proprietary Limited – 249 Ordinary Shares Liaquat Ahsan Manji – 1 Class B Share

Directors	Giles Michael Turrell Liaquat Ahsan Manji (resigned) Gareth David Martin Pritpal Singh Deogun (resigned) Tertius Carstens Thushen Govender

Secretary	Manseer Secretarial Services, P.O. Box 30626-00100, Nairobi, Kenya

Accounting Reference Date	31 December

SCHEDULE 5

PROPERTIES

Part A: Freehold Property

No.	Owner of freehold title	Address of Property	Title number
1	B. L. Marketing Limited	Land and building on the south side of Macadam Road, Corby NN17 4JN (“Corby 3”)	NN168304

2	B. L. Marketing Limited	Land and buildings on the south side of Earlstrees Road, Corby NN17 4AZ (“Corby 2”)	NN243839

3	B. L. Marketing Limited	Land and buildings at the junction of Earlstrees Road and Rockingham Road, Corby, NN17 2AG (“Corby 1”)	NN195622

4	B. L. Marketing Limited	Weetabix Mills, Station Road, Burton Latimer, Kettering, Northamptonshire, NN15 5JR	NN247599

5	Weetabix Limited	Land on the south west side of Station Road, Burton Latimer	NN243844 and NN243845

6	Weetabix Limited	Land on the south side of Station Road, Burton Latimer	NN243841

7	Millbrook Haulage and Storage Co. Limited	Ryecroft Mill, Smith Street, Ashton-under-Lyne	GM904528

8	Weetabix Limited	Land & Buildings on South East side of Earlstree Road, Corby	NN134520

9	The Weetabix Company, Inc.	20 Cameron Street, Clinton, Massachusetts, 01510	N/A

No.	Owner of freehold title	Address of Property	Title number
10	The Weetabix Company, Inc.	12 Industrial Drive, Sterling, Massachusetts 01564	N/A

11	Alpen Food Company South Africa (Pty) Limited	Erf 162908 Cape Town, City of Cape Town, Cape Division, the Province of the Western Cape, South Africa	—

12	Weetabix East Africa Limited	Land comprised by measurement 0.6208 of a hectare or thereabouts situated in the City of Nairobi in the Nairobi area of the Republic of Kenya	209/8642 (IR 2964)

Part B: Leasehold Property

No.	Owner of leasehold title	Lessor	Address of Property	Title number
1	Ryecroft Foods Limited	Millbrook Haulage and Storage Co. Limited	Ryecroft Mill, Ryecroft Street, Ashton-under-Lyne, OL7 0DD	MAN31231

2	Weetabix Limited	B.L. Marketing Limited	Weetabix Mills, Station Road, Burton Latimer, Kettering, Northamptonshire, NN15 5JR	NN306099

3	Weetabix Limited	B.L. Marketing Limited	Land and building on the south side of Macadam Road, Corby NN17 4JN (“Corby 3”)	NN306095

4	Weetabix Limited	B.L. Marketing Limited	Land and buildings on the south side of Earlstrees Road, Corby NN17 4AZ (“Corby 2”)	NN306097

5	Weetabix Limited	B.L. Marketing Limited	Land and Buildings at the junction of Earlstrees Road and Rockingham Road, Corby, NN17 2AG (“Corby 1”)	NN306096

6	Weetabix of Canada Limited	Ontario Development Corp.	Property at Northam Industrial Park, Cobourg, Northumberland County, Ontario	N/A

No.	Owner of leasehold title	Lessor	Address of Property	Title number
7	The Weetabix Company, Inc.	Normandy Nickerson Road LLC	First Floor, Building 500, Marlborough Technology Park, 500 Nickerson Road, Massachusetts	N/A

IN WITNESS of which this Deed has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a DEED by WESTMINSTER ACQUISITION LIMITED, acting by a	) )	/s/ Robert V. Vitale
director in the presence of:		Director

Witness Signature:		/s/ Diedre J. Gray

Witness Name:		Diedre J. Gray

Witness Address:		2503 S. Hanley Rd.

St. Louis, MO 63144

Witness Occupation:		Attorney

Executed as a DEED by GILES TURRELL, acting by way of his duly authorised attorney Richart Martin, in the presence of:	) )	/s/ Richard Martin

Witness Signature:		/s/ Charles Whitefoord

Witness Name:		Charles Whitefoord

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED by RICHARD MARTIN in the presence of:	) )	/s/ Richard Martin

Witness Signature:		/s/ Charles Whitefoord

Witness Name:		Charles Whitefoord

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED by GARETH MARTIN, acting by way of his duly authorised attorney Richard Martin, in the presence of:	) )	/s/ Richard Martin

Witness Signature:		/s/ Charles Whitefoord

Witness Name:		Charles Whitefoord

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED by SALLY ABBOTT, acting by way of her duly authorised attorney Richard Martin, in the presence of	) )	/s/ Richard Martin

Witness Signature:		/s/ Charles Whitefoord

Witness Name:		Charles Whitefoord

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED by KEVIN FAWELL, acting by way of his duly authorised attorney Richard Martin, in the presence of	) )	/s/ Richard Martin

Witness Signature:		/s/ Charles Whitefoord

Witness Name:		Charles Whitefoord

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED by STUART BRANCH, acting by way of his duly authorised attorney Richard Martin, in the presence of:	) )	/s/ Richard Martin

Witness Signature:		/s/ Charles Whitefoord

Witness Name:		Charles Whitefoord

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor